Exhibit 99.1

West Pharmaceutical Services Fourth Quarter and 2004 Annual Results

— Annual Sales Grew 12.1% —
— Earnings Per Share Meets 2004 Guidance —
— Provides Earnings Guidance for 2005 —

LIONVILLE, PA, February 22, 2005 – West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today announced its results for the three months and full year ended December 31, 2004, reporting strong sales growth in each period. For the quarter and full year sales from continuing operations grew 14.7% and 12.1%, respectively, including the effects of currency. Pharmaceutical packaging components employing the Company’s advanced coating technologies and Westar® processing were the leading growth drivers for the quarter and year. Consistent with its earlier guidance, the Company reported earnings per diluted share from continuing operations were $0.23 per share in the fourth quarter and $1.09 for the year. Non-GAAP 2004 financial results of continuing operations for the quarter and year were $0.24 and $1.33 per diluted share, respectively. (See below and attached table reconciling GAAP and non-GAAP financial results).

In announcing the results, Donald E. Morel, PhD, the Company’s Chairman and Chief Executive Officer said “Our sales growth both during the fourth quarter and for the year was slightly ahead of our expectations and demonstrates that the Company’s renewed focus on value-added products and services in our core markets is yielding tangible results. The fallout from the 2003 accident at Kinston, NC is now largely behind us and we have concluded the divestiture of the drug delivery technology business. Going forward, the Company intends to focus its technical and financial resources on opportunities in pharmaceutical and medical device components and delivery systems, capitalizing on our ability to provide our customers with global sourcing of innovative products and services backed by industry-leading technical and regulatory expertise.”

In June 2004, the Company announced its intention to review strategic alternatives for its Drug Delivery Division, which was comprised of a drug delivery technology development business and a clinical services business. The sale of the drug delivery technology business was announced in December and completed in February 2005. The Division’s clinical services unit is being operated pending disposition, which the Company plans to complete in 2005. The Company is now reporting the Division’s 2004 and earlier results as “Discontinued Operations.” During 2004 the Division realized an $8.9 million after-tax operating loss, down from $11.0 million in 2003 and a $5.2 million after-tax loss on disposition of the technology business.

Comparisons of 2004 operating results and earnings per share to prior year reporting periods are complicated by, among other things, the Company’s fourth quarter 2004 disposition of its drug delivery technology business and by the accounting for costs and insurance recoveries associated with a 2003 explosion and fire at its Kinston, NC facility, which affected each of the 2004 and comparable 2003 periods. In order to aid investor analyses of comparative results, a table following the text of this release provides a reconciliation of results determined under US generally accepted accounting principles (“GAAP”), and pro forma – or “non-GAAP” – financial results, which exclude the effects of those and other items which the Company believes affect a comparison of each period’s results.

Fourth Quarter Results

Revenue: Sales increased from $123.8 million to $142.0 million in the fourth quarter, a 14.7% increase of which 4.1%, or $ 5.0 million, was due to currency, primarily the Euro, and 4.0%, or $4.9 million was attributed to customer-funded product development projects and production tools. Other sales growth was attributed to West’s advanced coating products and to improved output from the Company’s US Westar® facility. Coated product sales were favorably affected by surge orders from customers in advance of raw material changes initiated by the Company’s suppliers of coating materials. Expanded capacity in the Company’s Westar® line of products allowed the Company to improve output, satisfying some of the built-up demand for those products, including the post-production treatment of some of the coated products mentioned above. Sales of pre-filled syringe components were adversely affected by a delay in a customer’s planned commencement of production at a new facility. Sales of the Company’s disposable medical device components and of its injection molded plastic components for pharmaceutical and consumer product applications were up slightly over the prior year quarter.

Gross Profit: The Company’s reported gross profit declined from $40.4 million to $38.1 million, including the impact in 2003 of the Kinston-related costs and insurance recovery, which contributed $3.2 million of gross profit in the 2003 quarter and $2.2 of additional cost in the 2004 period. Excluding those items, gross profit improved by $3.1 million, with sales and pricing gains being offset in part by higher material costs and higher fixed costs, which were associated primarily with the resumption of operations at the Company’s new Kinston, NC facility. The Company’s reported gross margin was 26.9% in the quarter compared to a reported 32.6% in the fourth quarter of 2003. Excluding the effects of the Kinston-related business interruption costs and insurance recoveries from each period, gross margin was 28.4% in the 2004 quarter, compared to 30.1% in the 2003 period. Lower-margin revenue from customer-funded development and tooling agreements contributed to the decline in the margin percentage in the quarter.

Selling, General & Administrative Costs: SG&A costs rose in the fourth quarter by $3.2 million when compared to the 2003 quarter, remaining at 20% of sales in both periods. The increase included the effects of stock-based compensation plans, including the long term incentive plan that was added in the second quarter of 2004. $1.2 million of the increase was the result of an increase in the Company’s share price during the quarter, which affects the measurement of stock-based compensation expense. Currency translation also contributed to the increase as did other performance-based compensation costs.

Interest and Tax Expense: Net interest expense improved as a result of lower average outstanding borrowings. Income from unconsolidated affiliates improved, from a loss of $0.3 million in the 2003 quarter to a profit of $0.3 million in the 2004 quarter. Tax expense declined as a result of a reduction of the annual effective rate in the quarter, which is discussed below.

2004 Full-Year Results

Revenue: Annual sales of $541.6 million from continuing operations were up 12.1% compared to 2003 sales of $483.4 million. 4.7% of the increase was due to currency translation. Sales of pharmaceutical packaging components grew at 12.2%, largely on growth in coated closures and pre-filled syringe components. New customer products and the recapture of business from a competitor contributed to the sales growth, which was satisfied in part with coated closures produced by the Company’s Japanese partner and distributed by the Company. In addition, advanced coated closure sales were enhanced by customer orders placed in advance of planned formulation changes, which were initiated by suppliers of two coating materials.

Sales of the Company’s disposable medical components were essentially even with 2003 levels, after having experienced an increase of 13.3% in 2003, which was driven in part by customers’ management of inventories in 2003 following the explosion and fire at the Company’s Kinston, NC facility.

Personal care and food packaging sales increased by 24.2%, from $32.2 million to $40 million, on increased demand for resealable closures for juice and dairy product packaging, a new customer for baby nurser nipples, and a customer’s new tooth paste dispenser.

Laboratory and other services revenue increased from $9.6 million in 2003 to $19.1 million in 2004. Relatively low margin revenue from customer development services and tooling production accounted for $8.4 million of the increase.

Gross Profit: Reported gross profit from continuing operations increased from $153.4 million in 2003 to $155.9 million in 2004 despite the effects of accounting for Kinston-related costs and insurance recoveries. In 2003, incremental production costs were wholly compensated by insurance proceeds and did not affect gross profit. In 2004, $11.6 million of costs are included in measuring gross profit and contributed more than a two percentage point decline in reported gross margin. The inclusion of customer development revenue resulted in a one percentage point decline in gross margin. Other items impacting gross profit included operating costs for the company’s new Kinston, NC facility and increased raw material costs, to the extent that the Company has not been able to pass those increases on to its customers.

Selling, General & Administrative Costs: Overall SG&A expense rose in the year from $91.1 million to $105.2 million, substantially unchanged as a percentage of sales. Currency translation contributed $3.0 million of the increase. Kinston-related legal costs added $1.7 million to the reported SG&A expense. In 2003, Kinston-related legal costs were included in the reported insurance gain and not as a component of SG&A. Stock-based compensation costs increased $6.1 million as a result of the adoption of the Company’s long-term incentive plan in the second quarter of 2004 and as a result of the impact of the rise in the Company’s share price on the measurement of stock-based plans. Increased staffing in the Pharmaceutical Systems Division added $3.0 million, and Sarbanes-Oxley compliance added approximately $2 million of costs, primarily for additional audit services and reallocation of internal resources. These and other increases in outside legal and consulting costs, were mitigated by $1.4 million lower pension expense, $0.8 million lower project-related information system spending and lower annual incentive plan expense.

Interest, Taxes and Other Expenses and Charges: Restructuring charges associated with the closure of the Company’s UK plastics facility, which was announced in 2003 and completed in 2004, were $1 million for the year, compared to $7 million in 2003. Other expense increased by $0.9 million as a result of losses on dispositions of surplus equipment and other asset impairments. Lower interest expense and interest income resulted from lower average borrowing and cash balances, and an increase in interest capitalized in connection with capital projects, primarily the new Kinston, NC facility. Income tax expense on continuing operations was lower because of improved utilization of US foreign tax credits and the easing of restrictions on utilizing operating loss carry forwards in France.

Unconsolidated Affiliates: The Company’s share of income from unconsolidated affiliates also showed improvement. The Company’s Japanese affiliate realized a significant sales increase including sales of coated products distributed by the Company, a stronger Yen and an investment gain. Its affiliate in Mexico generated a non-operating real estate gain and posted an annual profit from operations, the first following a restructuring of its operations, begun in 2002.

Earnings: Reported earnings from continuing operations were $1.09 per diluted share for the year, compared to $1.48 in 2003. Excluding certain events, principally the Kinston-related production and legal costs and insurance settlement, as described in the table that follows this release, earnings from continuing operations were $40.9 million, or $1.33 per diluted share, in 2004, compared to $38.3 million, or $1.32 per diluted share, in 2003.

Full-Year 2005 Guidance

The Company expects 2005 revenue growth to be in the range of 5% to 7%, excluding discontinued operations and the effects of currency translation or business acquisitions. The Company anticipates continued growth in the underlying demand for its coated closures, pre-filled syringe components, and Westar®-treated products. However, it also expects that customers’ 2004 surge orders and expected run off of higher inventories of products affected by 2004 raw material changes will adversely impact the sales mix in 2005 when compared to 2004. Rising raw material, labor and fuel costs, particularly for petroleum-based raw materials, incremental overhead at Kinston, NC and spending on information technology also affect margins to the extent that the Company cannot immediately pass those increases on to customers. The Company expects that the sales mix and cost issues will result in a gross margin of approximately 30% in 2005. SG&A costs are expected to decline slightly as a percentage of sales. The Company anticipates that its effective tax rate in 2005 will be in the range of 32%. The Company expects diluted earnings per share from continuing operations for 2005 to be between $1.37 and $1.47.

The Company’s 2005 earnings per share estimates include an anticipated charge of between $0.03 and $0.05 per diluted share from the expensing of employee stock options and share purchases under the Company’s employee stock purchase plan. The Company did not expense employee stock options in 2004. Had it been required to do so, the 2004 expense would have been $1.2 million after tax, or $0.04 per share.

The Company’s 2005 earnings guidance does not take account of the effects of tax expense associated with the repatriation of earnings under the American Jobs Creation Act of 2004. The Company is currently evaluating the opportunity for taking advantage of the incentive created by the Act.

A discussion of factors relevant to the “Forward Looking Statements” made here are summarized below and included in the Company’s annual and quarterly SEC filings.

Conference Call

Management from West Pharmaceutical Services will host a conference call to discuss these results today at 9:00 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at the Company’s website, http://www.westpharma.com.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world’s leading manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, intravenous and blood collection systems. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Cautionary Statement Regarding Forward-Looking Information

Certain statements contained in this press release and made by management of the Company in discussing the Company’s financial results and prospects in its quarterly earnings conference call may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition. In particular, these include statements concerning future actions, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings and financial results. Risk factors include: It is not possible to predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include, but are not limited to: sales demand; the timing of customers’ projects and the commercial success of customers’ new products incorporating the Company’s products and services; the maintenance or improvement of production efficiencies and overhead absorption; the Company’s ability to maintain its market position and pricing in the face of lower-cost competitors, particularly in the European marketplace; the Company’s ability to develop and market value-added proprietary products; the average profitability, or mix, of products sold in a reporting period; financial performance of uncontrolled affiliates; strength or weakness of the U.S. dollar, particularly in relation to the Euro, UK pound, Danish Krone and Singapore Dollar; inflation; potential price increases in raw materials, including those that are petroleum-based, and the continued availability of raw materials; the successful resolution of Kinston-related litigation and the adequacy of applicable insurance coverage; realization by the Company of its investment in the clinical services operation upon disposition; and the impact of recent tax legislation relating to repatriation of foreign earnings. The Company assumes no obligation to update forward-looking statements as circumstances change. Investors are advised to consult any further disclosures that the Company makes or has made on related subjects in the Company’s form 10-K, 10-Q and 8-K reports.

This release refers to results or performance measures that are not prepared in accordance with US Generally Accepted Accounting Principles (“GAAP”) as reported in the Company’s recent 10Q and 8-K filings. These are Non-GAAP measures and are not intended to replace or as a substitute for results measured under GAAP, but rather as supplement to the GAAP reported results. The release and related 10-K filings include reconciliations of the GAAP and Non-GAAP results.

West Reports Fourth Quarter and Full Year 2004 Results

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

                                                  Three Months Ended                     Twelve Months Ended
                                        December 31, 2004   December 31, 2003   December 31, 2004  December 31, 2003
--------------------------------------------------------------------------------------------------------------------
Net sales                                  $142,000  100%    $123,800  100%    $541,600  100%     $483,400  100%
Cost of goods sold                          103,900   73        83,400   67       385,700   71        330,000   68
--------------------------------------------------------------------------------------------------------------------
  Gross profit                               38,100   27        40,400   33       155,900   29        153,400   32
Selling, general and administrative
  expenses                                   28,000   20        24,800   20       105,200   20         91,100   19
Insurance settlement                              -    -       (27,200) (22)          -      -        (17,300)  (3)
Restructuring and impairment charges            900    1         7,000    6         1,000    -          7,000    1
Other expense, net                              400    -           100    -         1,500    -            600    -
--------------------------------------------------------------------------------------------------------------------
  Operating profit                            8,800    6        35,700   29        48,200    9         72,000   15
Interest expense, net                         1,600    1         1,900    2         7,000    1          7,500    2
--------------------------------------------------------------------------------------------------------------------
  Income before income taxes                  7,200    5        33,800   27        41,200    8         64,500   13
Provision for income taxes                      200    -        12,700   10        11,100    2         23,200    5
--------------------------------------------------------------------------------------------------------------------
  Income from consolidated operations         7,000    5%      21,100   17%      30,100    6%       41,300    8%
                                                      ----              ----              ----                ----
Equity in net income (loss) of
 affiliated companies                           300               (300)             3,400               1,600
----------------------------------------------------            -------           -------            --------
  Income from continuing operations           7,300             20,800             33,500              42,900
----------------------------------------------------
Discontinued operations, net of tax          (6,900)            (3,700)           (14,100)            (11,000)
----------------------------------------------------            --------          --------           --------
  Net income                                $   400           $ 17,100           $ 19,400            $ 31,900
----------------------------------------------------            --------          --------           --------

Net income per share:
Basic:
  Continuing operations                     $   .24           $    .71           $   1.12            $   1.48
  Discontinued operations                      (.23)              (.12)              (.47)               (.38)
---------------------------------------------------------------------------------------------------------------
                                            $   .01           $    .59           $    .65            $   1.10
---------------------------------------------------------------------------------------------------------------
Assuming dilution:
  Continuing operations                     $   .23           $    .69           $   1.09            $   1.48
  Discontinued operations                      (.22)              (.12)              (.46)               (.38)
---------------------------------------------------------------------------------------------------------------
                                            $   .01           $    .57           $    .63            $   1.10
---------------------------------------------------------------------------------------------------------------
Average common shares outstanding            30,276             29,164             29,955              29,026
Average shares assuming dilution             31,384             29,748             30,842              29,092
---------------------------------------------------------------------------------------------------------------

WEST PHARMACEUTICAL SERVICES, INC
FULL YEAR SALES BY SIGNIFICANT PRODUCT GROUP
AND GEOGRAPHIC AREA
(dollars in thousands)

Sales by product group                              2004            2003
-------------------------------------------------------------------------
Pharmaceutical packaging                        $382,900        $341,200
Disposable medical components                     99,600         100,400
Personal care/food packaging                      40,000          32,200
Laboratory and other services                     19,100           9,600
-------------------------------------------------------------------------
Net sales                                       $541,600        $483,400
=========================================================================

Sales by geographic area                            2004            2003
-------------------------------------------------------------------------
United States                                   $264,900        $241,400
Germany                                           71,800          59,700
Other European countries                         160,600         144,100
Other                                             44,300          38,200
-------------------------------------------------------------------------
Net sales                                       $541,600        $483,400
 =========================================================================

WEST PHARMACEUTICAL SERVICES INC.
RECONCILIATION OF GAAP TO NON-GAAP INCOME FROM
CONTINUING OPERATIONS AND DISCONTINUED OPERATIONS
WITH FULLY-DILUTED EARNINGS PER SHARE
(dollars in millions, except per share data)

                                             Three Months Ended                         Twelve Months Ended
                                   Dec. 31, 2004       Dec. 31, 2003           Dec. 31, 2004         Dec. 31, 2003
                                          Diluted               Diluted                 Diluted              Diluted
                                 Net      earnings    Net      earnings       Net      earnings     Net     earnings
Continuing Operations          income    per share   income    per share     income    per share   income   per share
---------------------         ------------------------------------------     ----------------------------------------
Income from continuing
  operations, GAAP              $7.3       $0.23     $20.8      $0.69         $33.5       $1.09     $42.9      $1.48
Kinston production
  and legal costs                1.7        0.05      (2.1)     (0.07)          9.1        0.30         -          -
Insurance settlement               -          -      (18.6)     (0.63)            -          -      (12.1)     (0.42)
Restructuring and
  impairment charges             0.9        0.03       7.5       0.26           1.0        0.03       7.5       0.26
Tax valuation allowance
  adjustments                   (2.1)      (0.07)        -          -          (2.1)      (0.07)        -          -
Equity affiliate gain             -           -          -          -          (0.6)      (0.02)        -          -
                              ------------------------------------------     ----------------------------------------
Income from continuing
  operations, Non-GAAP          $7.8       $0.24      $7.6      $0.25         $40.9       $1.33     $38.3      $1.32
                              ==========================================     ========================================

Discontinued Operations
-----------------------
Loss from operations,
  net of tax                   $(1.7)     $(0.05)    $(3.7)    $(0.12)        $(8.9)     $(0.29)   $(11.0)    $(0.38)
Transaction loss,
  net of tax                    (5.2)      (0.17)       -          -           (5.2)      (0.17)         -         -
                              ------------------------------------------     ----------------------------------------
Loss from discontinued
  operations                   $(6.9)     $(0.22)    $(3.7)    $(0.12)       $(14.1)     $(0.46)   $(11.0)    $(0.38)
                              ===========================================    ========================================

The Company believes that the comparison of period-to-period results of its continuing business operations is aided by excluding on-going additional production and legal costs associated with the 2003 plant explosion in
Kinston, N.C., restructuring and impairment charges, tax valuation allowance adjustments and a gain on the sale of real estate by the Company's affiliate in Mexico.

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